ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Addison, Texas, May 16, 2012; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the first quarter ended March 31, 2012 and provided a review of its operating activities.

During the first quarter of 2012 there were numerous strategic objectives achieved and commercialization activities undertaken, including:

▬	Completion of the European Strategic Alliance

▬	Approval of Altrazeal® in Australia

▬	Approval of Altrazeal® in New Zealand

▬	Conducting pre-marketing activities and establishing key opinion leader support at the Australian Wound Management Association Conference

▬	Commencement of a 500 patient clinical usage study in Australia and New Zealand

▬	Extension of the European Alliance to include Middle Eastern Markets

▬	Advancement of licensing discussions for additional international markets

▬	Submission of the final documentation for approval in China

Previously, we outlined our business outlook for 2012 which included significant commercial milestones as follows:

▬	Launch of Altrazeal® in the veterinary market

▬	Launch of Altrazeal® in 5 markets including Germany, Australia and New Zealand

▬	Completion of additional strategic alliances

The progress that has been made during the first quarter now enables us to confirm our outlook for the remainder of 2012, with the start of escalating revenues which should establish a strong base for major revenue growth in 2013.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, “I am very excited with the progress that has been made to commercialize Altrazeal® in the international markets. Altrazeal® has been well received by medical practitioners and the clinical and economic benefits demonstrated in the United States have been confirmed in clinical practice in Europe. With the projected product launches over the upcoming six months we believe that the Company is well positioned for significant revenue growth.”

For the first quarter of 2012, the Company reported a net loss of $843,000, or $0.11 per share, compared with a net loss of $1.2 million, or $0.20 per share, for the same period last year.  At March 31, 2012, the Company held cash and cash equivalents of approximately $258,000, compared with approximately $47,000 at December 31, 2011

Operating Results

Revenues
Revenues for the first quarter of 2012 were $60,000, as compared to $75,000 for the first quarter of 2011.

Research and Development
Research and development expenses for the first quarter of 2012 were $193,000, including $8,000 in share-based compensation, as compared to $274,000, which included $18,000 in share-based compensation, for the first quarter of 2011.  The decrease of approximately $81,000 in research and development expenses was primarily due to lower direct research costs of $53,000, lower costs for regulatory consulting of $12,000 and lower scientific compensation costs of $12,000.

Selling, General and Administrative
Selling, general and administrative expenses for the first quarter of 2012 were $476,000, including $17,000 in share-based compensation, as compared to $659,000, which included $27,000 in share-based compensation, for the first quarter of 2011.  The decrease of approximately $183,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $44,000 lower sales & marketing costs of $97,000 due to a revised sales and marketing plan, lower legal costs relating to our patents of $46,000 and reduced investor relations consulting of $37,000.  These expense decreases were partially offset by an increase in accounting fees of $13,000 for annual audit costs, the cost of $28,000 associated with the early remittance of the final payment from our divestiture of the Zindaclin® technology and the cost of $23,000 for the litigation settlement with R.C.C. Ventures, LLC.

Other income and Other expenses
Interest expense for the first quarter of 2012 was $25,000 as compared to $13,000 for the first quarter of 2011.  The increase of approximately $12,000 is primarily attributable to costs associated with our convertible debt and interest costs related to regulatory fees.

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the advancement of licensing discussions for additional markets, the anticipated launch of Altrazeal® in various markets and countries, the completion of strategic alliances, the anticipated escalation of revenues in 2012, and the acceptance of Altrazeal® by medical practitioners.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended March 31,
	2012	2011
REVENUES
License fees	$7,959	$6,049
Royalty income	16,185	13,387
Product sales, net	35,861	55,735
Total Revenues	60,005	75,171

COSTS AND EXPENSES
Cost of goods sold	16,734	16,262
Research and development	192,960	273,798
Selling, general and administrative	476,299	659,093
Amortization of intangible assets	118,463	201,968
Depreciation	75,261	76,858
Total Costs and Expenses	879,717	1,227,979

OPERATING (LOSS)	(819,712)	(1,152,808)

Other Income (Expense)
Interest and miscellaneous income	1,654	4,036
Interest expense	(25,351)	(12,851)
(LOSS) Before Income Taxes	(843,409)	(1,161,623)

Income taxes	---	---
NET (LOSS)	$(843,409)	$(1,161,623)

Less preferred stock dividends	(10,726)	---
NET (LOSS) Allocable to Common Stockholders	$(854,135)	$(1,161,623)

Basic and diluted net (loss) per common share	$(0.11)	$(0.20)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	7,962,421	5,800,595

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)

Cash and cash equivalents	$258,266	$46,620
Current assets	1,312,738	1,349,456
Property and equipment, net	997,198	1,072,460
Other assets	4,522,041	4,640,504
Total assets	6,831,977	7,062,420

Current liabilities	2,006,985	2,053,867
Long term liabilities – convertible notes payable	238,033	234,882
Long term liabilities – deferred revenue	869,627	672,282
Total liabilities	3,114,645	2,961,031
Total stockholders’ equity	3,717,332	4,101,389